Exhibit 10.8

NON-QUALIFIED STOCK OPTION AWARD CERTIFICATE

Non-transferable

GRANT TO

(the “Participant”)

the right to purchase from ScanSource, Inc. (the “Company”)

______ shares of its common stock, no par value, at the exercise price of $                 per share (the “Shares”)

pursuant to and subject to the provisions of the ScanSource, Inc. 2021 Omnibus Incentive Compensation Plan, as it may be amended and/or restated (the “Plan”), and to the terms and conditions set forth in this Award Certificate (the “Award Certificate”). This Award Certificate describes terms and conditions of the Non-Qualified Stock Option (the “Option”) granted herein and constitutes an agreement between the Participant and the Company.

Unless vesting is accelerated in accordance with the Plan or the Award Certificate, the Option shall vest and become exercisable ratably in ____ annual installments (__%-__%-__%), commencing as of ______________, 20__, provided that Participant has been continuously employed by the Company from the Grant Date (as defined below) until each respective vesting date.

IN WITNESS WHEREOF, ScanSource, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be executed as of the Grant Date.

SCANSOURCE, INC.

By:________________________________
Its: Authorized Officer

Grant Date (the “Grant Date”):

NQSO Agreement (2021 Plan)

AWARD CERTIFICATE TERMS AND CONDITIONS

1.

Grant of Option. ScanSource, Inc. (the “Company”) hereby grants to the Participant named on Page 1 hereof (the “Participant”), under the ScanSource, Inc. 2021 Omnibus Incentive Compensation Plan, as it may be amended and/or restated (the “Plan”), a Non-Qualified Stock Option (the “Option”) to purchase from the Company, on the terms and conditions set forth in the Plan and this Award Certificate, the number of shares indicated on Page 1 of the Company’s common stock, at the exercise price per share set forth on Page 1. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2.

Vesting of Option. The Option shall vest and become exercisable in accordance with the schedule shown on page 1 of this Award Certificate. In addition, notwithstanding the foregoing vesting schedule, the following shall apply:

(a)	Upon the Participant’s death or Disability prior to the Participant’s Termination of Service, or upon the Participant’s Retirement, the Option shall become fully vested and exercisable.

(b)	In the event of a Change in Control, as follows:

(i)

To the extent that the successor or surviving company in the Change in Control event does not assume or substitute for the Option (or in which the Company is the ultimate parent corporation and does not continue the Option) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Committee) as Options outstanding under the Plan immediately prior to the Change in Control event, any restrictions, including but not limited to the restriction period, applicable to the Option shall be deemed to have been met, and the Option shall become vested and exercisable to the fullest extent of the original grant of the Option, provided the Participant remains employed by the Company from the Grant Date until the time of the Change in Control.

(ii)

Further, the Option will nonetheless become vested and exercisable in full if the employment or service of the Participant is terminated by the Company or the Participant in contemplation of a Change in Control (whether or not the Change in Control is consummated) or, in the event that the Option is substituted, assumed or continued as provided in Section 2(b)(i) herein, within one year after the effective date of a Change in Control, if such termination of employment or service (A) is by the Company not for Cause or (B) is by the Participant for Good Reason. The employment or service of the Participant will be deemed to have been terminated in contemplation of a Change in Control if the Participant’s employment or service terminates at any time during which (i) the Company has initiated a transaction process or is engaged in discussions with a third party about a specific transaction that, if consummated, would result in a Change in Control (and before complete abandonment of such discussions without the transaction being consummated) or (ii) the Company has become a party to a definitive agreement to consummate a transaction that would result in a Change in Control (and before complete termination of such agreement without the transaction being consummated).

NQSO Agreement (2021 Plan)

(c) For clarification, for the purposes of this Section 2, “Cause” shall have the meaning given such term in the Plan; “Disability” shall have the meaning given such term in Section 2.26(a) of the Plan; “Retirement” shall mean the Participant’s Termination of Service (other than for Cause) on or after attaining a minimum age of 55 and completing 10 or more years of service with the Company and its Affiliates; and “Good Reason” shall has the same definition as under any employment, change in control or service agreement between the Company or any Affiliate and the Participant or, if no such employment, change in control or service agreement exists or if such employment, change in control or service agreement does not contain any such definition, Good Reason shall mean, without the Participant’s consent, the following: (i) any action taken by the Company or an Affiliate which results in a material reduction in the Participant’s authority, duties or responsibilities (except that any change in the foregoing that results solely from (A) the Company ceasing to be a publicly traded entity or from the Company becoming a wholly-owned subsidiary of another publicly traded entity or (B) any change in the geographic scope of the Participant’s authority, duties or responsibilities will not, in any event and standing alone, constitute a substantial reduction in the Participant’s authority, duties or responsibilities); (ii) the assignment to the Participant of duties that are materially inconsistent with Participant’s authority, duties or responsibilities; (iii) any material decrease in the Participant’s base salary or annual bonus opportunity, except to the extent the Company has instituted a salary or bonus reduction generally applicable to all similar employees of the Company other than in contemplation of or after a Change in Control; (iv) other than for international employees, the relocation of the Participant to any principal place of employment other than that as of the date of grant of the Award, or any requirement that Participant relocate his or her residence other than to that as of the date of grant of the Award, without the Participant’s express written consent to either such relocation, which in either event would increase the Participant’s commute by more than fifty (50) miles; provided, however, this subsection (iv) shall not apply in the case of business travel which requires the Participant to relocate temporarily for periods of ninety (90) days or less; or (v) the failure by the Company to pay to the Participant any portion of the Participant’s base salary or annual bonus within thirty (30) days after the date the same is due. Notwithstanding the above, and without limitation, “Good Reason” shall not include any resignation by the Participant where Cause for the Participant’s termination by the Company or an Affiliate exists. The Participant must give the Company or Affiliate that employs the Participant notice of any event or condition that would constitute “Good Reason” within thirty (30) days of the event or condition which would constitute “Good Reason,” and, upon the receipt of such notice, the Company or Affiliate that employs the Participant shall have thirty (30) days to remedy such event or condition. If such event or condition is not remedied within such thirty (30)-day period, any termination of employment by the Participant for “Good Reason” must occur within thirty (30) days after the period for remedying such condition or event has expired.

NQSO Agreement (2021 Plan)

3.

Term of Option and Limitations on Right to Exercise. The term of the Option will be for a period of ten (10) years, expiring at 5:00 p.m., Eastern Time, on the day immediately preceding the tenth anniversary of the Grant Date (the “Expiration Date”). To the extent not previously exercised, the Option will lapse prior to the Expiration Date upon the date that is the earliest to occur of the following circumstances:

(a)	Three months after the Participant’s Termination of Service for any reason other than (i) termination for Cause or (ii) by reason of the Participant’s death, Disability or Retirement.

(b)	Twelve months after the Participant’s Termination of Service by reason of Disability.

(c)

Twelve months after the date of the Participant’s death, if the Participant dies while employed, or during the three-month period described in subsection (a) above or during the twelve-month period described in subsection (b) above and before the Option otherwise lapses. Upon the Participant’s death, the Option may be exercised by the Participant’s beneficiary designated pursuant to the Plan.

(d)	Thirty six months after the date of the Participant’s Termination of Service by reason of the Participant’s Retirement.

(e)	5:00 p.m., Eastern Time, on the date of the Participant’s Termination of Service if such termination is for Cause.

Subject to compliance with Section 409A of the Code, the Committee may, prior to the lapse of the Option under the circumstances described in Section 3(a), Section 3(b), Section 3(c), Section 3(d) or Section 3(e) above, extend the time to exercise the Option as determined by the Committee in writing. In addition, notwithstanding the foregoing, the post-termination exercise periods provided in Section 3(a), Section 3(b), Section 3(c) and Section 3(d) herein shall (unless the Committee determines otherwise) automatically be extended if exercise at the end of the original expiration date provided in each such section would violate applicable laws or the Company’s insider trading compliance program (including any blackout periods related thereto) with respect to the Stock; provided, however, that (i) such extension may not exceed thirty (30) days from the expiration of the period during which exercise is prohibited, (ii) any such extension must be in accordance with Reg. Section 1.409A-1(b)(5)(v)(C)(1) (to the extent applicable), (iii) the Option shall only be exercisable to the extent vested as of the date of the Participant’s Termination of Service, and (iv) in no event shall the term of the Option be extended beyond the original ten (10)-year term. Upon its termination, the Option shall have no further force or effect and Participant shall have no further rights under the Option or to any Shares which have not been purchased pursuant to the prior exercise of the Option. The Company undertakes no obligation to notify the Participant regarding the Option’s termination prior to its expiration. If the Participant or his or her beneficiary exercises the Option after termination of employment or service, the Option may be exercised only with respect to the portion of the Option that was otherwise vested on the date of the Participant’s termination of employment or service, including any portion of the Option that became vested by acceleration under Section 2.

NQSO Agreement (2021 Plan)

4.

Exercise of Option. The Option shall be exercised by (a) written notice directed to the Secretary of the Company or his or her designee at the address and in the form specified by the Secretary from time to time, and (b) payment to the Company in full for the Shares subject to such exercise (unless the exercise is a broker-assisted cashless exercise, as described below). If the person exercising the Option is not the Participant, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option. Payment for such Shares shall be in (a) cash, (b) Shares previously acquired by the purchaser, (c) withholding of Shares from the Option, or (d) any combination thereof (in each case, subject to any restrictions imposed by the Committee), for the number of Shares specified in such written notice. The value of surrendered or withheld Shares for this purpose shall be the Fair Market Value as of the last trading day immediately prior to the exercise date. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by the Committee (which need not be uniform), the Option may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells Shares subject to the Option on behalf of the Participant and delivers cash sales proceeds to the Company in payment of the exercise price. In such case, the date of exercise shall be deemed to be the date on which notice of exercise is received by the Company and the exercise price shall be delivered to the Company by the settlement date.

5.

Beneficiary Designation. The Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant hereunder and to receive any distribution with respect to the Option upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights hereunder is subject to all terms and conditions of this Award Certificate and the Plan and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, the Option may be exercised by the legal representative of the Participant’s estate, and payment shall be made to the Participant’s estate, unless the Committee determines otherwise. Subject to the foregoing, a beneficiary designation may be changed or revoked by the Participant at any time provided the change or revocation is filed with the Company in accordance with any procedures or other requirements established by the Committee.

6.

Withholding; Tax Matters. The Company or any Affiliate has the authority and the right to deduct or withhold, or require the Participant to remit to the Company or an Affiliate, an amount sufficient to satisfy any federal, state, local and foreign taxes (including any Federal Insurance Contributions Act (FICA) obligation) required by law to be withheld with respect to the Option or the Shares. The withholding requirement may be satisfied, in whole or in part, unless the Committee determines otherwise, by withholding from the Shares otherwise issuable that number of Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Company under this Award Certificate will be conditional on such payment or arrangements, and the Company or, where applicable, its Affiliates, will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. The Participant acknowledges that the Company has made no warranties or representations to the Participant with respect

NQSO Agreement (2021 Plan)

to the legal, tax or investment consequences (including but not limited to income tax consequences) related to the grant of the Option or the acquisition or disposition of the Shares (or any other benefit), and the Participant is in no manner relying on the Company or its representatives for legal, tax or investment advice related to the Option or the Shares. The Participant acknowledges that there may be adverse tax consequences upon the grant of the Option and/or the acquisition or disposition of the Shares subject to the Option and that the Participant has been advised that he or she should consult with his or her own attorney, accountant and/or tax advisor regarding the transactions contemplated by the Option and this Award Certificate. The Participant also acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.

7.

Limitation of Rights. The Option does not confer to the Participant or the Participant’s beneficiary designated pursuant to Section 5 any rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with the exercise of the Option. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate the Participant’s employment or service at any time, nor confer upon the Participant any right to continue in the employ or service of the Company or any Affiliate. Except as otherwise provided in the Plan or this Award Certificate, in the event that the employment or service of the Participant is terminated for any reason (whether by the Company or the Participant and whether voluntary or involuntary), the Option shall be forfeited immediately and the Participant shall have no further rights with respect thereto. The grant of the Option does not create any obligation to grant further awards.

8.

Nontransferability. The Option shall not be transferable (including by sale, assignment, pledge or hypothecation) other than transfers by will or the laws of intestate succession (or as otherwise provided in the Plan). Except as may be permitted by the preceding, the Option may be exercised during the lifetime of the Participant only by the Participant.

9.

Plan Controls; Entire Agreement; Amendment. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative (unless the Committee determines otherwise). This Award Certificate sets forth all of the promises, agreements, understandings, warranties and representations between the parties with respect to the Award. This Award Certificate may be amended as provided in the Plan.

10.	Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

11.

Severability. If any one or more of the provisions contained in this Award Certificate is held to be invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

NQSO Agreement (2021 Plan)

12.

Notice. Notices and communications under this Award Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to: ScanSource, Inc., 6 Logue Court, Greenville, SC 29615, Attn: Secretary, or any other address designated by the Company in a written notice to the Participant. Notices to the Participant will be directed to the address of the Participant then currently on file with the Company, or at any other address given by the Participant in a written notice to the Company.

13.

Compliance with Recoupment, Ownership and Other Policies or Agreements. As a condition to receiving the Option, the Participant agrees that he or she shall abide by all provisions of any equity retention policy, compensation recovery policy, stock ownership guidelines and/or other similar policies maintained by the Company, each as in effect from time to time and to the extent applicable to Participant from time to time. In addition, the Participant shall be subject to such compensation recovery, recoupment, forfeiture, or other similar provisions as may apply at any time to the Participant under Applicable Law.

NQSO Agreement (2021 Plan)